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Letterhead of PricewaterhouseCoopers LLP


                                Exhibit (11)(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 7, 2002 and February 21, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Reports to Shareholders of State Street Research Investment Trust and State Street Research Equity Index Fund (each a series of State Street Research Master Investment Trust), respectively. Such Annual Reports to Shareholders are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts


April 29, 2002